Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports record second quarter 2020 orders 32% higher than prior year; 78% increase in net earnings driven by 20% revenue growth and strong margin improvement

SCOTTSDALE, Ariz., July 22, 2020 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported second quarter results for the period ended June 30, 2020.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Chg	2020	2019	% Chg
Homes closed (units)	2,770	2,253	23%	5,086	4,018	27%
Home closing revenue	$1,031,591	$863,053	20%	$1,922,008	$1,561,703	23%
Average sales price - closings	$372	$383	(3)%	$378	$389	(3)%
Home orders (units)	3,597	2,735	32%	6,699	5,265	27%
Home order value	$1,290,454	$1,043,995	24%	$2,470,391	$2,020,974	22%
Average sales price - orders	$359	$382	(6)%	$369	$384	(4)%
Ending backlog (units)				4,395	3,680	19%
Ending backlog value				$1,648,451	$1,477,007	12%
Average sales price - backlog				$375	$401	(7)%
Earnings before income taxes	$115,862	$67,674	71%	$202,695	$100,044	103%
Net earnings	$90,678	$50,828	78%	$161,830	$76,240	112%
Diluted EPS	$2.38	$1.31	82%	$4.20	$1.97	113%

MANAGEMENT COMMENTS
“The spring selling season demonstrated remarkable resilience in May and June after a slow start in April due to the global pandemic, resulting in our two highest selling months ever and an all-time company record of nearly 3,600 orders for the quarter,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Our absorptions were up 42% over last year's second quarter, averaging approximately five homes per month in roughly 240 communities nationwide.
“Demand for new homes is being driven by historically low mortgage interest rates, a shortage of used homes for sale, and an increased need for homes that can accommodate entire families working from home more than ever before. Many of those families are choosing safe suburban communities rather than crowded urban centers and many often prefer to purchase a home virtually rather than physically,” he explained. “That is exactly what Meritage offers. 100% of our communities are open for both in-person and virtual sales, and our virtual selling capabilities have been very beneficial. More than half of our communities are designed for the entry-level market with a wide selection of affordable homes ready for quick move-in, while our streamlined design selection process in Studio M allows first move-up customers to move quickly into a new home.”
Mr. Hilton continued, “The entire Meritage organization is executing at a high level to drive powerful earnings growth. Our second quarter net earnings increased 78% through the combination of a 20% increase in home closing revenue, our highest gross margin in six years of 21.4% and our fourth consecutive quarter of improving overhead leverage -- to just 10.3% of home closing revenue.
“As a result, we ended the quarter with the strongest balance sheet we’ve ever had, including almost a half billion dollars in cash and the lowest net debt-to-capital ratio in our history, which gives us the flexibility to continue to grow and expand market share while also providing a healthy cushion in the event that conditions weaken,” he added. “We responded to the resurgence in demand since late-April by re-accelerating new home starts to meet demand and securing new land positions to replace communities as they sell out, with almost 6,000 new lots put under control since April.”
Mr. Hilton concluded, “We are encouraged by the health of the housing market and confident in our strategy, while remaining aware of the risks and uncertainties in the economy until the pandemic is brought under control. We have taken necessary precautions to protect our employees, trade partners and customers. In addition, we have recently committed at least $250,000 to support Feed America for those in need.
“Based on our current forecast, we believe we can generate between $4.0-4.3 billion in home closing revenue for the year, including $1.0-1.1 billion for the third quarter, with home closing gross margins around 21% for the third quarter and full year. We estimate that will translate to approximately $8.75-9.25 of diluted earnings per share for the full year, including approximately $2.15-2.35 for the third quarter.”

SECOND QUARTER RESULTS
•Total orders for the second quarter of 2020 increased 32% year-over-year, driven by a 42% increase in absorption pace over the prior year’s second quarter. Order trends accelerated through the quarter, with April orders 15% lower than the prior year, followed by year-over-year increases of 44% and 66% in May and June, respectively. Strong demand was broad-based, with Arizona and Texas generating the highest absorptions in the second quarter. Order cancellations rose to 15% from 12% for the second quarter of 2020 compared to 2019.

•Entry-level represented 57% of total active communities at June 30, 2020 and 70% of total orders for the second quarter of 2020, compared to 41% of total communities and 51% of orders a year earlier. First move-up made up one-third of communities at June 30 and 26% of second quarter 2020 orders.

•Home closing revenue increased 20%, resulting from a 23% increase in home closing volume and a 3% reduction in ASP over the second quarter of 2019 due to Meritage’s strategic shift to the higher-demand entry-level market.

•Home closing gross margin increased 300 bps over 2019’s second quarter to 21.4%, reflecting the benefits of Meritage’s strategic streamlining of operations, including efficiencies in purchasing, processes and labor, as well as some temporary cost concessions and leverage from increased closings. Those savings were partially offset by contract termination walk-away charges of $3.3 million in the second quarter of 2020, compared to $0.5 million of related charges in the second quarter of 2019.

•Selling, general and administrative (SG&A) expenses were reduced to 10.3% of second quarter 2020 home closing revenue from 11.0% in the second quarter of 2019, attributed to slightly lower selling expenses, greater leverage of fixed expenses on higher home closing revenue and the immediate tightening of overhead expenses in response to the sharp but short-term decline in demand during March and April due to the nationwide spread of the pandemic.

•Pre-tax earnings increased 71% year-over-year for the second quarter. Net earnings increased 78% to $90.7 million ($2.38 per diluted share) with a 22% effective tax rate for the second quarter of 2020, compared to $50.8 million ($1.31 per diluted share) and a 25% effective tax rate for the second quarter of 2019. Diluted EPS benefited from the repurchase of one million shares of stock during the first quarter of 2020.

YEAR TO DATE RESULTS
•Total orders for the first half of 2020 increased 27% year-over-year, driven by a 40% increase in absorptions, partially offset by a 9% decrease in average community count compared to the first half of 2019.

•Net earnings were $161.8 million ($4.20 per diluted share) for the first half of 2020, a 113% increase over $76.2 million ($1.97 per diluted share) for the first half of 2019, primarily reflecting increases in home closing revenue and gross margin, greater overhead leverage, lower interest expense and a lower effective tax rate in 2020.

•Home closings for the first half of the year also increased 27% over the prior year with a 3% lower average price on closings, resulting in a 23% increase in home closing revenue.

•Home closing gross profit increased 45% to $399.1 million in the first half of 2020 compared to $275.6 million in the first half of 2019, reflecting a 320 bps increase in home closing gross margin primarily due to streamlined operations and additional leverage of construction overhead expenses on higher home closings and revenue.

•SG&A expenses decreased 110 bps year-over-year to 10.5% of home closing revenue, compared to 11.6% in the first half of 2019, due to operating efficiencies and improved leverage of fixed expenses on higher closing volume and revenue, in addition to cost reductions taken immediately following the shelter-in-place orders enacted in late March to prevent the spread of Covid-19.

•Interest expense decreased $5.2 million year-over-year, primarily due to a reduction in total interest incurred due to the December 2019 early redemption of $300 million 7.15% senior notes due in 2020, partially offset by interest incurred on the $500 million borrowed under the existing credit facility in March to provide financial flexibility within an environment of heightened uncertainty, which was repaid on May 26, 2020.

•The effective tax rate for the first half of 2020 was 20%, compared to 24% for the first half of 2019. The 2020 effective tax rate benefited from credits earned for energy-efficient homes under the Taxpayer Certainty and Disaster Tax Relief Act enacted in December 2019.

BALANCE SHEET
•Cash and cash equivalents at June 30, 2020 totaled $484.6 million, compared to $319.5 million at December 31, 2019, reflecting positive cash flow from operations of $237.4 million and partially offset by the repayment of the full $500 million borrowed against the Company’s $780 million Revolving Credit Facility in the first quarter of 2020.

•Meritage terminated contracts to purchase approximately 1,500 lots in the second quarter, in response to the sharp but short-lived drop in demand from late March through early April. The Company has subsequently put nearly 6,000 new lots under control as demand for its homes rebounded and strengthened through the second quarter, ending with approximately 42,900 total lots owned or under control as of June 30, 2020, compared to approximately 34,700 total lots at June 30, 2019.

•Debt-to-capital and net debt-to-capital ratios were 32.8% and 20.4%, respectively, at June 30, 2020, down from 34.0% and 26.2%, respectively, at December 31, 2019.

CONFERENCE CALL
Management will host a conference call to discuss the results at 7:30 a.m. Arizona Time (10:30 a.m. Eastern Time) on Thursday, July 23. The call will be webcast with an accompanying slideshow, both available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com.
For those unable to participate via the webcast, telephone participants can avoid delays by pre-registering for the call using the following link to receive a special dial-in number and PIN. Conference Call registration link: http://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13706029&linkSecurityString=cb02a52e8. The Participant Access Code is 0774497.
Telephone participants who are unable to pre-register can dial in to 1-877-407-6951 US toll free on the day of the call. International dial-in number is 1-412-902-0046.
A replay of the call will be available beginning at approximately 12:00 p.m. ET on July 23 and extending through August 6, 2020, on the website noted above or by dialing 1-877-660-6853 US toll free, 1-201-612-7415 for international and referencing conference number 13706029.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2020	2019	Change $	Change %
Homebuilding:
Home closing revenue	$1,031,591	$863,053	$168,538	20%
Land closing revenue	1,488	1,557	(69)	(4)%
Total closing revenue	1,033,079	864,610	168,469	19%
Cost of home closings	(810,895)	(703,935)	106,960	15%
Cost of land closings	(2,936)	(3,299)	(363)	(11)%
Total cost of closings	(813,831)	(707,234)	106,597	15%
Home closing gross profit	220,696	159,118	61,578	39%
Land closing gross loss	(1,448)	(1,742)	294	17%
Total closing gross profit	219,248	157,376	61,872	39%
Financial Services:
Revenue	4,478	4,160	318	8%
Expense	(1,758)	(1,720)	38	2%
Earnings from financial services unconsolidated entities and other, net	1,069	3,591	(2,522)	(70)%
Financial services profit	3,789	6,031	(2,242)	(37)%
Commissions and other sales costs	(70,408)	(60,125)	10,283	17%
General and administrative expenses	(36,176)	(34,779)	1,397	4%
Interest expense	(2,105)	(3,197)	(1,092)	(34)%
Other income, net	1,514	2,368	(854)	(36)%
Earnings before income taxes	115,862	67,674	48,188	71%
Provision for income taxes	(25,184)	(16,846)	8,338	49%
Net earnings	$90,678	$50,828	$39,850	78%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$2.41	$1.33	$1.08	81%
Weighted average shares outstanding	37,599	38,266	(667)	(2)%
Diluted
Earnings per common share	$2.38	$1.31	$1.07	82%
Weighted average shares outstanding	38,169	38,889	(720)	(2)%

	Six Months Ended June 30,
	2020	2019	Change $	Change %
Homebuilding:
Home closing revenue	$1,922,008	$1,561,703	$360,305	23%
Land closing revenue	12,084	11,052	1,032	9%
Total closing revenue	1,934,092	1,572,755	361,337	23%
Cost of home closings	(1,522,952)	(1,286,123)	236,829	18%
Cost of land closings	(13,149)	(12,428)	721	6%
Total cost of closings	(1,536,101)	(1,298,551)	237,550	18%
Home closing gross profit	399,056	275,580	123,476	45%
Land closing gross loss	(1,065)	(1,376)	311	23%
Total closing gross profit	397,991	274,204	123,787	45%
Financial Services:
Revenue	8,390	7,388	1,002	14%
Expense	(3,493)	(3,224)	269	8%
Earnings from financial services unconsolidated entities and other, net	1,730	6,569	(4,839)	(74)%
Financial services profit	6,627	10,733	(4,106)	(38)%
Commissions and other sales costs	(131,581)	(112,680)	18,901	17%
General and administrative expenses	(70,346)	(68,345)	2,001	3%
Interest expense	(2,121)	(7,282)	(5,161)	(71)%
Other income, net	2,125	3,414	(1,289)	(38)%
Earnings before income taxes	202,695	100,044	102,651	103%
Provision for income taxes	(40,865)	(23,804)	17,061	72%
Net earnings	$161,830	$76,240	$85,590	112%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$4.28	$2.00	$2.28	114%
Weighted average shares outstanding	37,842	38,136	(294)	(1)%
Diluted
Earnings per common share	$4.20	$1.97	$2.23	113%
Weighted average shares outstanding	38,512	38,789	(277)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$484,622	$319,466
Other receivables	93,872	88,492
Real estate (1)	2,733,428	2,744,361
Deposits on real estate under option or contract	47,832	50,901
Investments in unconsolidated entities	3,646	4,443
Property and equipment, net	46,299	50,606
Deferred tax asset	26,468	25,917
Prepaids, other assets and goodwill	105,561	114,063
Total assets	$3,541,728	$3,398,249
Liabilities:
Accounts payable	$167,235	$155,024
Accrued liabilities	249,208	226,008
Home sale deposits	23,247	24,246
Loans payable and other borrowings	20,889	22,876
Senior notes, net	996,548	996,105
Total liabilities	1,457,127	1,424,259
Stockholders' Equity:
Preferred stock	—	—
Common stock	377	382
Additional paid-in capital	454,138	505,352
Retained earnings	1,630,086	1,468,256
Total stockholders’ equity	2,084,601	1,973,990
Total liabilities and stockholders’ equity	$3,541,728	$3,398,249
(1) Real estate – Allocated costs:
Homes under contract under construction	$847,606	$564,762
Unsold homes, completed and under construction	444,057	686,948
Model homes	101,804	121,340
Finished home sites and home sites under development	1,339,961	1,371,311
Total real estate	$2,733,428	$2,744,361

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Depreciation and amortization	$7,540	$6,549	$14,551	$12,381

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$78,162	$89,414	$82,014	$88,454
Interest incurred	17,550	21,465	34,085	42,908
Interest expensed	(2,105)	(3,197)	(2,121)	(7,282)
Interest amortized to cost of home and land closings	(20,725)	(19,375)	(41,096)	(35,773)
Capitalized interest, end of period	$72,882	$88,307	$72,882	$88,307

	June 30, 2020	December 31, 2019
Notes payable and other borrowings	$1,017,437	$1,018,981
Stockholders' equity	2,084,601	1,973,990
Total capital	$3,102,038	$2,992,971
Debt-to-capital	32.8%	34.0%

Notes payable and other borrowings	$1,017,437	$1,018,981
Less: cash and cash equivalents	(484,622)	(319,466)
Net debt	$532,815	$699,515
Stockholders’ equity	2,084,601	1,973,990
Total net capital	$2,617,416	$2,673,505
Net debt-to-capital	20.4%	26.2%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$161,830	$76,240
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,551	12,381
Stock-based compensation	9,594	10,062
Equity in earnings from unconsolidated entities	(1,691)	(5,828)
Distribution of earnings from unconsolidated entities	1,491	8,508
Other	2,548	4,305
Changes in assets and liabilities:
Decrease in real estate	9,655	5,439
Decrease in deposits on real estate under option or contract	2,225	5,096
Decrease/(increase) in other receivables, prepaids and other assets	3,469	(28)
Increase/(decrease) in accounts payable and accrued liabilities	34,772	(6,439)
(Decrease)/increase in home sale deposits	(999)	3,613
Net cash provided by operating activities	237,445	113,349
Cash flows from investing activities:
Investments in unconsolidated entities	(3)	(1,112)
Distributions of capital from unconsolidated entities	1,000	7,250
Purchases of property and equipment	(10,343)	(12,132)
Proceeds from sales of property and equipment	259	192
Maturities/sales of investments and securities	632	566
Payments to purchase investments and securities	(632)	(566)
Net cash used in investing activities	(9,087)	(5,802)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(2,389)	(2,629)
Repurchase of shares	(60,813)	(8,957)
Net cash used in financing activities	(63,202)	(11,586)
Net increase in cash and cash equivalents	165,156	95,961
Beginning cash and cash equivalents	319,466	311,466
Ending cash and cash equivalents	$484,622	$407,427

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2020		2019
	Homes	Value	Homes	Value
Homes Closed:
Arizona	427	$142,359	389	$125,388
California	247	150,343	132	83,454
Colorado	184	89,087	169	90,130
West Region	858	381,789	690	298,972
Texas	914	295,975	823	289,839
Central Region	914	295,975	823	289,839
Florida	367	138,608	281	111,736
Georgia	166	58,698	122	43,317
North Carolina	288	98,738	196	70,629
South Carolina	98	30,206	70	23,163
Tennessee	79	27,577	71	25,397
East Region	998	353,827	740	274,242
Total	2,770	$1,031,591	2,253	$863,053
Homes Ordered:
Arizona	737	$231,057	582	$188,215
California	388	224,639	207	135,519
Colorado	153	70,831	220	110,314
West Region	1,278	526,527	1,009	434,048
Texas	1,215	392,502	827	275,380
Central Region	1,215	392,502	827	275,380
Florida	390	136,362	331	131,958
Georgia	190	65,434	149	51,977
North Carolina	326	106,383	240	89,571
South Carolina	95	29,262	69	22,806
Tennessee	103	33,984	110	38,255
East Region	1,104	371,425	899	334,567
Total	3,597	$1,290,454	2,735	$1,043,995

	Six Months Ended June 30,
	2020		2019
	Homes	Value	Homes	Value
Homes Closed:
Arizona	886	$293,603	686	$223,842
California	455	285,145	264	169,291
Colorado	370	180,771	338	178,805
West Region	1,711	759,519	1,288	571,938
Texas	1,688	551,884	1,366	481,445
Central Region	1,688	551,884	1,366	481,445
Florida	603	232,397	507	202,560
Georgia	281	100,696	241	85,456
North Carolina	510	178,155	352	127,170
South Carolina	151	47,611	127	42,745
Tennessee	142	51,746	137	50,389
East Region	1,687	610,605	1,364	508,320
Total	5,086	$1,922,008	4,018	$1,561,703

Homes Ordered:
Arizona	1,307	$414,428	1,039	$333,613
California	740	449,571	374	243,993
Colorado	352	169,296	424	215,562
West Region	2,399	1,033,295	1,837	793,168
Texas	2,274	735,492	1,697	581,645
Central Region	2,274	735,492	1,697	581,645
Florida	707	255,804	632	258,032
Georgia	346	120,417	293	102,204
North Carolina	613	207,638	470	172,556
South Carolina	182	57,176	150	48,020
Tennessee	178	60,569	186	65,349
East Region	2,026	701,604	1,731	646,161
Total	6,699	$2,470,391	5,265	$2,020,974

Order Backlog:
Arizona	932	$307,302	696	$243,449
California	430	256,694	201	141,196
Colorado	178	86,158	271	140,304
West Region	1,540	650,154	1,168	524,949
Texas	1,634	556,787	1,312	473,968
Central Region	1,634	556,787	1,312	473,968
Florida	475	187,241	497	220,544
Georgia	198	69,559	175	63,158
North Carolina	322	109,026	295	112,808
South Carolina	102	34,054	112	37,672
Tennessee	124	41,630	121	43,908
East Region	1,221	441,510	1,200	478,090
Total	4,395	$1,648,451	3,680	$1,477,007

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended June 30,
	2020		2019
	Ending	Average	Ending	Average
Active Communities:
Arizona	38	35.5	40	37.0
California	28	28.5	20	20.5
Colorado	13	13.0	21	22.0
West Region	79	77.0	81	79.5
Texas	68	73.0	73	78.5
Central Region	68	73.0	73	78.5
Florida	36	35.0	36	34.0
Georgia	17	16.0	21	20.0
North Carolina	21	20.5	23	24.0
South Carolina	5	6.0	9	10.0
Tennessee	11	11.5	11	11.0
East Region	90	89.0	100	99.0
Total	237	239.0	254	257.0

	Six Months Ended June 30,
	2020		2019
	Ending	Average	Ending	Average
Active Communities:
Arizona	38	34.5	40	40.0
California	28	26.0	20	18.5
Colorado	13	15.5	21	20.5
West Region	79	76.0	81	79.0
Texas	68	72.5	73	84.0
Central Region	68	72.5	73	84.0
Florida	36	34.5	36	33.5
Georgia	17	17.5	21	21.5
North Carolina	21	23.0	23	24.0
South Carolina	5	7.0	9	10.5
Tennessee	11	10.0	11	10.5
East Region	90	92.0	100	100.0
Total	237	240.5	254	263.0

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2019. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.

The Company has designed and built over 130,000 homes in its 35-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency’s ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.

For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include the statements regarding health of the housing market and the potential adverse impacts of the COVID-19 pandemic, and projected third quarter and full year 2020 home closing revenue, gross margins and diluted earnings per share.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: disruptions to our business by Covid-19, fear of a similar event, and measures implemented by federal, state and local governments or health authorities to address it; the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; the success of our strategic initiatives to focus on the first- and second-move-up buyer; the ability of our potential buyers to sell their existing homes; changes in interest rates and the availability and pricing of residential mortgages; our exposure to information technology failures and security breaches; legislation related to tariffs; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; changes in tax laws that adversely impact us or our homebuyers; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; negative publicity that affects our reputation and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended March 31, 2020 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.